Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Reports Q1 2022 Revenue Up 32% to $256 million, Raises Full Year Outlook

●	Axon Cloud revenue up 47% on strong SaaS demand
●	Net income of $55 million, Adjusted EBITDA of $49 million
●	Operating cash flow of $44 million, adjusted free cash flow of $32 million

Dear Shareholders,

Our year is off to a robust start, highlighted by growing global demand for Axon’s solutions, which drove first quarter revenue growth of 32%, net income of $55 million, and Adjusted EBITDA of $49 million.

Our full year outlook has strengthened to annual revenue growth expectations of 25%, and we are already looking toward continued momentum in 2023 and beyond. Bookings grew 52% year over year in Q1, which is a forward-looking indicator given our average contract life of five years.

Our demand pipeline remains strong and Axon is not slowing down.

In April, we formally kicked off our moonshot goal, which is to join forces with public safety to reduce fatal officer involved shootings by 50% within 10 years. Most notably, we aim to break the historical tie between injuries and weapons by emphasizing product development on the non-lethal end of the use-of-force continuum. Our customers are incredibly excited about this goal. We believe Axon is uniquely situated to drive improvement in this deeply entrenched societal problem, through our product ecosystem of TASER devices, body cameras and VR training and software.

Select Highlights:

Key customer updates

Study proves body cameras save lives: The São Paulo State Military Police are expanding with Axon. In June 2021, this agency became the first in Brazil to deploy Axon body cameras with geolocation and live-streaming. The agency subsequently saw an 85% decrease in police intervention deaths. Thanks to this success, the agency is becoming the largest in Latin America to deploy our body cameras.

Welcoming new major city to the Axon network: Domestically, the Columbus Division of Police (OH), a Major Cities Chiefs Association member, signed a 5-year contract with Axon to deploy Axon Body 3 and Axon Flex 2 cameras, Axon Interview, and Axon Fleet 3 in-car camera systems featuring Axon's AI-powered automated license plate reader (ALPR) and Axon Evidence, Axon's digital evidence management system.

Commercial sector momentum builds: Our teams are executing well in the commercial sector, which we estimate to be a $6 billion total addressable market. So far this year, Axon has booked more than $12 million of commercial business. Commercial enterprises are turning to Axon for help with retail loss prevention, investigations, and on-site security. Our recent wins include network hospital systems, convenience stores, and big box retail. Additionally, the Arizona Diamondbacks are the first Major League Baseball team to adopt Axon body cameras with real-time live streaming, for stadium security, and they’ll be presenting this May at Axon Accelerate, our annual user conference.

Product successes

Strong demand for Axon Fleet 3 with AI-enabled Automatic License Plate Recognition

Axon Fleet 3 is proving to be a game changer for in-car cameras. To date we have installed over 6,000 systems. Vehicles running Axon Fleet 3 ALPR  have already accurately read more than 100 million license plates.

Built from the ground up using Axon’s ethical design framework and privacy principles, Fleet 3 transforms the traditional dash camera into one that can automatically scan plates across multiple lanes of traffic at closing speeds up to 140 mph, making it disruptively affordable for agencies to deploy our AI-powered automated license plate reader (ALPR) solution across their entire fleet.

Evidence.com leadership creates Justice pipeline

For years, Axon has made it easy for public safety customers to share body camera video and other types of digital evidence with their local prosecutors by providing them with access to Axon Evidence services at no extra cost. As a result, thousands of attorneys are familiar with Axon’s cloud software, paving the way for adoption of Axon’s new Justice software, including Attorney Premier, the first digital evidence management system designed specifically for attorneys, which we rolled out at the end of 2021. Our early customers are thrilled with the platform, and we have a growing pipeline of prosecutors and district attorneys, defense lawyers and others in the courts. In fact, we closed the first quarter with over 20 justice sector customers, including prosecutors purchasing body cameras and Evidence.com and public defenders upgrading to paid Evidence.com licenses to take advantage of more advanced features.

We view this positive initial response as validating and look forward to building on this early momentum. Because the connectivity between Axon Attorney Premier and Axon Evidence streamlines workflows between prosecutors and all the law enforcement agencies in a particular region, we believe network effects will continue to drive adoption.

Our early success with Axon Attorney Premier also highlights our ability to leverage the past decade of Axon Evidence software R&D into new products that drive broader user adoption.

Axon Records momentum accelerates

Axon’s momentum with Records is starting to accelerate. Including our latest major city launch in Tucson, we now have more than 25 agencies with nearly 11,000 sworn officers live on Axon Records, including nine that are already using it to fully replace their legacy records management system. Such deployments are complex for our customers, similar to an ERP implementation for a corporate enterprise.

Axon Records is part of our broader “productivity” software suite, which includes Axon Auto-Transcribe. The AI-enabled transcription capability is a force multiplier for our customers, allowing them to speed up time-consuming tasks. Axon’s internal data shows that customers who use Axon Auto-Transcribe enjoy a 36% time savings when reviewing evidence. And our priority ranked video audit feature helps supervisors find videos that most need their attention. The goal of our productivity software suite is to help agencies claw back the time that the typical officer spends doing administrative tasks.

Another key productivity suite tool is Axon Standards, our use-of-force reporting module built into Axon Records. We had more customers “turn on” Standards in the first quarter of 2022 than in all of 2021. This momentum seeds the market for customers to naturally upgrade to a full deployment of Axon Records when they’re ready to replace their legacy records management system.

We remain excited and confident in our long-term trajectory. Our short-term focus is on driving customer success one deployment at a time.

New TASER StrikeLight for self defense is both flashlight and stun device

Progress in Axon’s consumer business continues with the launch of the TASER StrikeLight 2. The TASER StrikeLight 2 provides electrical stun capabilities in the form of a portable flashlight. With the push of a button, electricity arcs across the face of the flashlight, which can stun on close contact as well as provide a warning at a distance. Separately, we also released a new consumer app, Axon Protect.

ESG updates

TASER cartridge and battery recycling introduced

Axon has announced an exciting partnership with Battery Solutions, the leader in end-to-end battery recycling management in North America, to enhance our Environmental, Social and Corporate Governance (ESG) efforts in the United States. This partnership will create a first-of-its-kind program that will give all U.S.-based Axon customers a recycling kit at no cost, which will facilitate sustainable disposal of product batteries and deployed TASER cartridges.

Axon sells over 3 million TASER cartridges and over 300,000 batteries each year. This program ensures the majority of these cartridges and batteries can be disposed of responsibly. Along with deployed TASER cartridges and product batteries, all other types of batteries (AA, cell phone, iPod, 9 V, etc.) can also be recycled using the same container.

Battery Solutions’ battery recycling programs support many of the UN’s Sustainable Development Goals and expands Axon’s existing ESG plan.

Community Advisory Coalition welcomes new members

Axon announced new members for the 2022 Community Advisory Coalition (CAC). Formed in 2021, the CAC brings together community leaders to share perspectives and inform Axon’s products and services. By bringing diverse perspectives to the table, Axon continues to demonstrate commitment to one of its core pillars: centering racial equity, diversity and inclusion.

“Axon recognizes that communities are the ultimate end-users of public safety technologies. The CAC will continue to help us develop fresh ideas to impart the principles of justice and equity in the product development cycle. We are committed to establishing a community voice within our technology and using outreach to educate communities on our products. In doing so, we are able to develop responsible technology and further our mission to protect life.” — Regina Holloway, Axon’s VP of Community Impact

Axon has always embraced a bold vision for the future of public safety. Axon's ground-breaking, independent AI Ethics Board is made up of experts from varying fields including AI, computer science, privacy, law enforcement, civil liberties and public policy. The CAC builds upon Axon's track record of soliciting community input and feedback and was developed with the goal of connecting Axon's product leadership with representatives from diverse and untapped communities.

●	Dr. Desmond Patton, PhD, MSW, Associate Professor of Social Work and Senior Associate Dean of Academic Affairs and Curriculum Innovation at Columbia University. Dr. Patton studies the relationship between youth, gang violence, and social media.
●	Bertha Purnell, Founder of Mothers on a Mission 28, Chapter Coordinator for Crime Survivors for Safety & Justice, and retired nurse. Purnell became a community advocate against violence after her youngest son was killed by gun violence.
●	Devon Simmons, Project Director at Columbia Law School for the Paralegal Pathways Initiative and Atlantic Fellow for Racial Equity. Simmons is a justice reform advocate, having experienced the prison system first-hand.
●	Rev. Kelvin Sauls, Network Strategist with Community Health Councils, former Executive Director for New Ministries in the California-Pacific Conference of the United Methodist Church. Sauls is a faith-rooted community organizer connecting pan-African liberation theology with progressive pastoral leadership.
●	Louis Frye, Co-founder of Movement Thru Hoops, Wealth Relationship Strategist for PNC Bank. Frye focuses on mentorship in underprivileged communities, having grown up in poverty in the New York City Housing Projects.
●	Jeff Eadie, President of The Indigenous Institute, publishing agent and producer. Eadie helps promote concepts of cognitive and social science to help indigenous people achieve their full potential.
●	Jeff Taylor, prison reform lobbyist. Taylor writes legislation around drug treatment, homelessness, and prison reform, drawing from his personal experience with addiction, homelessness, and incarceration.

●	Michelle Vilchez, Co-CEO of Innovate Public Schools, past Executive Director of the Peninsula Conflict Resolution Center, California State Assembly 2016 Woman of the Year. Vilchez advances equity by bringing together community, law enforcement, faith-based groups, and local government.
●	Dr. Broderick Turner, PhD, Assistant Professor of Marketing at the Pamplin College of Business at Virginia Tech, founder of The Technology, Race, and Prejudice Lab. Dr. Turner focuses on video surveillance technology and the impacts on people's judgments.
●	Dr. Wilneida Negrón, PhD, MPA, MPhil, Adjunct Assistant Professor of Political Science at John Jay College of Criminal Justice. Dr. Negrón is currently exploring the impact and sustainability of public interest technology projects across the U.S., Europe, and the Global South with The Ford Foundation.
●	Dr. Tonya Strozier, PhD, Founding President of Tucson Alliance of Black School Educators, and elementary School Principal. Dr. Strozier is an education consultant and school principal and dedicated to driving improvements in low-performing schools.

Strategic initiatives

Axon acquires Foundry 45, augmenting VR product roadmap

Foundry 45 is an industry-leading virtual reality (VR) studio focused on developing immersive training modules for large enterprises. Founded in 2015, Foundry 45 has delivered virtual and augmented reality training applications to global enterprise customers including several Fortune 100 companies.

The acquisition, which closed on April 5, 2022, integrates Foundry 45 into the Axon VR team. Axon's VR team is transforming public safety by making training more accessible, relevant and affordable — with the goal of using new immersive technologies to better prepare officers for real-life situations in the field.

Virtual reality is rapidly becoming a game-changing training tool across many industries, and the acquisition of Foundry 45 will catalyze Axon's expansion into new growth markets globally. The purchase price was not material.

Summary of Q1 2022 results:

●	Quarterly revenue of $256 million grew 32% year over year, and exceeded our expectations. Revenue growth was driven by continued strength in both TASER and software, highlighted by Axon Cloud revenue growth of 47%, as we add new users to our cloud platform.
●	Total company gross margin of 60.7% reflected higher fixed costs as we scale our global manufacturing and distribution footprint, increased freight and labor costs, and an increased mix of professional services and hardware sensors revenue. We expect gross margins to improve as we continue to increase manufacturing output, with some variability based on product mix. We discuss gross margins in more detail in the segment commentary below.
●	Operating profit was $17 million. Operating expenses for the quarter of $139 million included $24 million in stock based compensation expenses.
o	SG&A of $90 million included $13 million in stock-based compensation expenses.
o	R&D of $48 million included $11 million in stock-based compensation expenses.
●	Our quarterly net income of $55 million, or $0.76 per diluted share, included $25 million in stock based compensation expenses, a $15 million non-cash, unrealized, mark-to-market loss related to our strategic investment in Cellebrite, and $70 million in unrealized gains related to strategic investments.
o	Our stock based compensation expenses have declined significantly compared with 2021. Of the $25 million in total stock-based compensation expense in Q1 2022, $6 million was related to our specialized stock based compensation plans.(1) A year ago, we recognized $90 million of stock based compensation in the first quarter. The decline is due to the fact that we have expensed 93% of the total projected expenses for the plans since the CEO Performance Award was adopted in 2018 and the XSPP was adopted in 2019, including for XSPP grants issued to date.
●	Non-GAAP net income was $33 million, or $0.45 per share.

●	Adjusted EBITDA was $49 million.
●	Operating cash flow of $44 million supported free cash flow generation of $27 million and adjusted free cash flow generation of $32 million. We define free cash flow as operating cash flow less capital expenditures and purchases of intangible assets. Adjusted free cash flow excludes an additional $5 million in campus investments, which we described in detail in our Q4 2021 shareholder letter.
●	As of March 31, 2022 Axon had $424 million in cash, equivalents and investments.
●	Axon has zero debt.
(1)	These innovative stock-based compensation plans were approved by shareholders in 2018 and 2019 and align the interests of management and employees with shareholders.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	31 MAR 2022	31 DEC 2021	31 MAR 2021	QoQ		YoY
	(in thousands)
Net sales	$114,360	$103,909	$98,999	10.1%		15.5%
Gross margin	64.5%	63.9%	66.7%	60	bp	(220)	bp
●	TASER segment revenue growth of 16% year over year was driven by TASER 7 unit growth of 34% and U.S. federal government demand for our legacy devices.
●	Q1 2022 TASER segment gross margin of 64.5% improved sequentially and declined year over year, reflecting a heavier mix of TASER 7, higher fixed costs and rising freight and labor costs. We are working to offset these costs by investing in automation and engineering toward lower bill of materials costs.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	31 MAR 2022	31 DEC 2021	31 MAR 2021	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$77,016	$68,668	$52,436	12.2%		46.9%
Axon Cloud gross margin	72.3%	74.3%	75.1%	(200)	bp	(280)	bp

Sensors and Other net sales	$65,050	$45,001	$43,584	44.6%		49.3%
Sensors and Other gross margin	40.5%	39.3%	41.1%	120	bp	(60)	bp
●	Axon Cloud revenue grew 47%year over year to $77 million, reflecting strong user growth for our Evidence.com platform, and software features including transcription and body-camera enabled real-time operations capabilities across location-based services, live streaming and incident event alerts.
●	Axon Cloud gross margin of 72.3% included expected costs to scale our cloud business. This includes the low-to-no margin professional services costs of teams who help our customers deploy Axon’s solutions. We expect these costs to continue to be reflected in gross margins as we scale our cloud business. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.
●	Sensors & Other revenue grew 49% year over year to $65 million, reflecting growth in Fleet 3 shipments followed by body camera unit growth.
●	Sensors & Other gross margin was 40.5%, reflecting a favorable product mix. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix.

Forward-looking performance indicators:

	31 MAR 2022	31 DEC 2021	30 SEP 2021	30 JUNE 2021	31 MAR 2021
	($ in thousands)
Annual recurring revenue (1)	$347,613	$327,488	$288,691	$260,178	$242,357
Net revenue retention (2)	119%	119%	119%	119%	119%
Total company future contracted revenue (2)	$2,970,000	$2,800,000	$2,390,000	$2,040,000	$1,790,000
Percentage of TASER devices sold on a recurring payment plan	45%	65%	58%	55%	64%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (ARR) grew 43% year over year to $347.6 million.
●	Net revenue retention was 119% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling. Our law enforcement agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue grew to $2.97 billion, reflecting strong bookings in the quarter. Most of our bookings are for multi-year contracts. See definition of this metric under “Statistical Definitions.”
●	The percentage of TASER devices sold on a subscription was 45% in the quarter, reflecting a stronger mix of our legacy handles, which tend to be less subscription-based, sold into new customer markets. As a reminder, Axon has been successfully transitioning its TASER hardware business into a subscription service in more mature markets and expanding into new markets where some initial sales are not on a subscription, with the intention of building subscription businesses in those markets over time.

Outlook

The following forward-looking statements reflect Axon’s full year 2022 expectations as of May 10, 2022, and are subject to risks and uncertainties.

●	Axon's upwardly revised full year 2022 revenue expectation has improved to a range of $1.05 billion to $1.1 billion, reflecting approximately 25% annual growth at the midpoint. Previously, Axon had guided to $1.04 billion, reflecting 20% annual growth.
●	Axon’s upwardly revised full year 2022 Adjusted EBITDA range is $190 million to $200 million, up from $185 million to $195 million previously.
o	This guidance represents our ability to accelerate revenue growth by reinvesting back into the business with both rigor and discipline. We are re-investing our anticipated revenue outperformance into R&D that we expect will contribute to revenue growth starting in 2023, including international VR capabilities and TASER-related engineering. We are also facing higher labor, freight and materials costs, which we are working to offset with automation, additional distribution facilities and engineering R&D on products to lower component costs.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be more than $104 million for the full year. Because our stock-based compensation expense may vary based on changes in the probability of attaining certain operational or market capitalization metrics or attainment of such metrics and with changes in the expected or actual timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.
●	We are maintaining our expected adjusted free cash flow range of $125 million to $145 million in 2022, compared with $85 million in 2021. This range reflects our expectations for operating cash flow, minus our expected purchases of property and equipment (CapEx), excluding any investments made in our campus facility.
●	Our expected 2022 capital expenditures of approximately $135 million to $160 million remain unchanged. We discussed these investments in more detail in our Q4 2021 shareholder letter, published in February.

We entered 2022 with strong momentum and tremendous confidence in our ability to continue accelerating growth and profitability.

Thank you for investing in our mission to protect life,

-The Axon team

Quarterly conference call and webcast

We will host our Q1 2022 earnings conference call webinar on Tuesday, May 10, at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/96235977236.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all products, and should not be confused with our historical reported measure of Software & Sensors bookings, which excluded TASER-related bookings. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of March 31, 2022. We expect to recognize between 15% - 20% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (identified and listed below in the reconciliation).

●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; costs related to strategic investments and business acquisitions; costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US public safety, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG report at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 266,000 lives and countless dollars have been saved with the Axon Network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Arizona, and a global software engineering hub in Seattle, Washington, as well as additional offices in the US, Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Arizona Diamondbacks is a service mark of AZPB Limited Partnership; Cellebrite is a trademark of Cellebrite Mobile Synchronization Ltd.; Dedrone is a trademark of Dedrone Holdings, Inc., Facebook is a trademark of Facebook, Inc.; Flock Safety is a trademark of Flock Group, Inc. dba Flock Safety; iPod is a trademark of Apple, Inc.; John Jay College of Criminal Justice is a service mark of The City University of New York; Major League Baseball is a service mark of Major League Baseball Properties, Inc.; PNC Bank is a service mark of the PNC Financial Services Group; RapidSOS is a trademark of RapidSOS Inc.; Twitter is a trademark of Twitter, Inc.; Vievu is a trademark of Vievu, LLC; Virginia Tech is a trademark of Virginia Polytechnic Institute and Sate University and Zoom is a trademark of Zoom Video Communications, Inc. Axon, Axon Accelerate, Axon Attorney Premier,  Axon Auto-Transcribe, Axon Body, Axon Evidence, Axon Fleet, Axon Flex, Axon Network, Axon Protect, Axon Records, Axon Respond, Axon VR, StrikeLight 2, TASER, TASER 7, Protect Life, the Delta Logo and the Lightning Bolt in Circle Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us
●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2022 full year revenue, adjusted EBITDA, stock-based compensation expense, adjusted free cash flow, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10‑K for the year ended December 31, 2021. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic or other catastrophic events; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; changes in the costs of product components and labor; our ability to attract and retain key personnel; the impact of product mix on projected gross margins; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to design, introduce, sell and deploy new products or features; customer purchase behavior, including adoption of our software as a service delivery model; delayed cash collections and possible credit losses due to our subscription model; exposure to international operational risks; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; defects in our products; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; our ability to integrate acquired businesses; negative media publicity regarding our products; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Annual Report on Form 10‑K that we filed with the Securities and Exchange Commission ("SEC") on February 25, 2022 lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading “Risk Factors” in the Report on Form 10‑K, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Axon v. FTC

Axon continues to vigorously prosecute its federal court constitutional case against the Federal Trade Commission (FTC) while the FTC's separate antitrust administrative action against the company regarding its 2018 acquisition of Vievu LLC remains stayed.

On January 24, 2022, the U.S. Supreme Court accepted review of an important jurisdictional issue raised by Axon’s constitutional challenges to the FTC’s internal administrative structure and procedures. The high Court’s action is a critical first step for all businesses seeking to vindicate their constitutional rights and hold government regulators accountable. Argument is expected at the beginning of the Supreme Court’s next term in October. A decision is unlikely before February 2023.  Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

Parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the acquisition was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Investor Relations via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED
	31 MAR 2022	31 DEC 2021	31 MAR 2021
Net sales from products	$176,204	$145,409	$140,886
Net sales from services	80,222	72,169	54,133
Net sales	256,426	217,578	195,019
Cost of product sales	79,352	64,845	58,616
Cost of service sales	21,335	17,672	13,050
Cost of sales	100,687	82,517	71,666
Gross margin	155,739	135,061	123,353
Operating expenses:
Sales, general and administrative	90,129	111,453	126,597
Research and development	48,416	50,674	47,018
Total operating expenses	138,545	162,127	173,615
Income (loss) from operations	17,194	(27,066)	(50,262)
Interest and other income (expense), net	55,299	(10,148)	585
Income (loss) before provision for income taxes	72,493	(37,214)	(49,677)
Provision for (benefit from) income taxes	17,622	(23,706)	(1,760)
Net income (loss)	$54,871	$(13,508)	$(47,917)
Net income (loss) per common and common equivalent shares:
Basic	$0.77	$(0.19)	$(0.75)
Diluted	$0.76	$(0.19)	$(0.75)
Weighted average number of common and common equivalent shares outstanding:
Basic	70,950	69,310	64,036
Diluted	72,349	69,310	64,036

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 MAR 2022			31 DEC 2021			31 MAR 2021
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$111,154	$65,050	$176,204	$100,408	$45,001	$145,409	$97,302	$43,584	$140,886
Net sales from services (2)	3,206	77,016	80,222	3,501	68,668	72,169	1,697	52,436	54,133
Net sales	114,360	142,066	256,426	103,909	113,669	217,578	98,999	96,020	195,019
Cost of product sales	40,625	38,727	79,352	37,539	27,306	64,845	32,945	25,671	58,616
Cost of service sales	—	21,335	21,335	—	17,672	17,672	—	13,050	13,050
Cost of sales	40,625	60,062	100,687	37,539	44,978	82,517	32,945	38,721	71,666
Gross margin	73,735	82,004	155,739	66,370	68,691	135,061	66,054	57,299	123,353
Gross margin %	64.5%	57.7%	60.7%	63.9%	60.4%	62.1%	66.7%	59.7%	63.3%

Research and development	9,896	38,520	48,416	14,104	36,570	50,674	9,243	37,775	47,018

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED
	31 MAR	31 MAR	Unit	Percent
	2022	2021	Change	Change
TASER 7	31,395	23,360	8,035	34.4%
TASER X26P	6,338	8,229	(1,891)	(23.0)
TASER X2	2,006	8,838	(6,832)	(77.3)
TASER Consumer devices	6,201	8,686	(2,485)	(28.6)
Cartridges	1,089,939	1,009,760	80,179	7.9
Axon Body	62,562	46,094	16,468	35.7
Axon Flex	3,127	1,565	1,562	99.8
Axon Fleet	5,747	1,440	4,307	299.1
Axon Dock	8,064	6,786	1,278	18.8

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	31 MAR 2022	31 DEC 2021	31 MAR 2021
EBITDA and Adjusted EBITDA:
Net income (loss)	$54,871	$(13,508)	$(47,917)
Depreciation and amortization	5,755	5,274	4,291
Interest expense	8	1	5
Investment interest (income) expense	346	(353)	(533)
Provision for (benefit from) income taxes	17,622	(23,706)	(1,760)
EBITDA	$78,602	$(32,292)	$(45,914)

Adjustments:
Stock-based compensation expense	$25,088	$41,110	$89,610
Unrealized (gains) losses on strategic investments and marketable securities	(55,851)	11,160	—
Transaction costs related to strategic investments and acquisitions	871	1,180	385
Loss on disposal and abandonment of intangible assets	40	16	11
Loss on disposal and impairment of property and equipment, net	106	18	45
Costs related to FTC litigation	4	119	233
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	9,195	1,452
Adjusted EBITDA	$48,860	$30,506	$45,822
Net income (loss) as a percentage of net sales	21.4%	(6.2)%	(24.6)%
Adjusted EBITDA as a percentage of net sales	19.1%	14.0%	23.5%

Stock-based compensation expense:
Cost of product and service sales	$1,108	$1,405	$1,489
Sales, general and administrative	10,998	27,740	71,015
Research and development	12,982	11,965	17,106
Total	$25,088	$41,110	$89,610

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED
	31 MAR 2022	31 DEC 2021	31 MAR 2021
Non-GAAP net income:
GAAP net income (loss)	$54,871	$(13,508)	$(47,917)
Non-GAAP adjustments:
Stock-based compensation expense	25,088	41,110	89,610
Unrealized (gains) losses on strategic investments and marketable securities	(55,851)	11,160	—
Transaction costs related to strategic investments and acquisitions	871	1,180	385
Loss on disposal and abandonment of intangible assets	40	16	11
Loss on disposal and impairment of property and equipment, net	106	18	45
Costs related to FTC litigation	4	119	233
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	9,195	1,452
Income tax effects	7,405	(15,605)	(22,780)
Non-GAAP net income	$32,534	$33,685	$21,039

Diluted income (loss) per common share
GAAP	$0.76	$(0.19)	$(0.75)
Non-GAAP	$0.45	$0.46	$0.31

Diluted weighted average shares outstanding
GAAP	72,349	69,310	64,036
Non-GAAP (1)	72,349	72,683	67,392

(1)	Non-GAAP diluted income per common share factors in higher diluted weighted average shares outstanding in periods where there is both a GAAP net loss and non-GAAP net income.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 MAR 2022	31 DEC 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$386,367	$356,332
Marketable securities	57,600	72,180
Short-term investments	20,024	14,510
Accounts and notes receivable, net	344,907	320,819
Contract assets, net	147,861	180,421
Inventory, net	122,150	108,688
Prepaid expenses and other current assets	67,208	56,540
Total current assets	1,146,117	1,109,490

Property and equipment, net	149,505	138,457
Deferred tax assets, net	108,840	127,193
Intangible assets, net	14,399	15,470
Goodwill	43,607	43,592
Long-term investments	17,731	31,232
Long-term notes receivable, net	10,184	11,256
Long-term contract assets, net	29,616	29,753
Strategic investments	154,452	83,520
Other long-term assets	98,003	98,247
Total assets	$1,772,454	$1,688,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	49,348	32,220
Accrued liabilities	69,435	103,707
Current portion of deferred revenue	326,627	265,591
Customer deposits	18,411	10,463
Other current liabilities	6,858	6,540
Total current liabilities	470,679	418,521

Deferred revenue, net of current portion	140,938	185,721
Liability for unrecognized tax benefits	5,162	3,797
Long-term deferred compensation	5,833	5,679
Deferred tax liability, net	348	811
Long-term lease liabilities	20,112	20,440
Other long-term liabilities	4,593	5,392
Total liabilities	647,665	640,361

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,118,859	1,095,229
Treasury stock	(155,947)	(155,947)
Retained earnings	164,754	109,883
Accumulated other comprehensive income	(2,878)	(1,317)
Total stockholders’ equity	1,124,789	1,047,849
Total liabilities and stockholders’ equity	$1,772,454	$1,688,210

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2022	31 DEC 2021	31 MAR 2021
Cash flows from operating activities:
Net income (loss)	$54,871	$(13,508)	$(47,917)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,755	5,274	4,291
Loss on disposal and abandonment of intangible assets	40	16	11
Loss on disposal and impairment of property and equipment, net	106	18	45
Net unrealized loss (gain) on strategic investments and marketable securities	(55,851)	11,160	—
Stock-based compensation	25,088	41,110	89,610
Deferred income taxes	18,029	(22,410)	(598)
Unrecognized tax benefits	1,365	(783)	194
Bond premium amortization	159	611	1,504
Noncash lease expense	1,556	1,486	1,111
Provision for expected credit losses	228	(829)	(335)
Change in assets and liabilities:
Accounts and notes receivable and contract assets	7,495	(87,675)	31,298
Inventory	(14,260)	(15,118)	520
Prepaid expenses and other assets	(7,074)	(11,252)	(6,952)
Accounts payable, accrued and other liabilities	(9,580)	16,773	(18,062)
Deferred revenue	16,037	88,057	6,219
Net cash provided by operating activities	43,964	12,930	60,939
Cash flows from investing activities:
Purchases of investments	—	—	(155,825)
Proceeds from call / maturity of investments	7,200	219,445	132,254
Purchases of property and equipment	(17,098)	(13,385)	(10,521)
Purchases of intangible assets	(37)	(235)	(41)
Proceeds of disposal from property and equipment	87	12	10
Purchases of strategic investments	(500)	(25,000)	(20,000)
Business acquisition, net of cash acquired	—	(21,693)	—
Net cash used in investing activities	(10,348)	159,144	(54,123)
Cash flows from financing activities:
Net proceeds from equity offering	(71)	(101)	—
Proceeds from options exercised	—	51,614	—
Income and payroll tax payments for net-settled stock awards	(1,388)	(148,792)	(7,045)
Net cash used in financing activities	(1,459)	(97,279)	(7,045)
Effect of exchange rate changes on cash and cash equivalents	(157)	(155)	(392)
Net increase (decrease) in cash and cash equivalents and restricted cash	32,000	74,640	(621)
Cash and cash equivalents and restricted cash, beginning of period	356,438	281,798	155,551
Cash and cash equivalents and restricted cash, end of period	$388,438	$356,438	$154,930

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED
	31 MAR 2022	31 DEC 2021	31 MAR 2021
Net cash provided by operating activities	$43,964	$12,930	$60,939
Purchases of property and equipment	(17,098)	(13,385)	(10,521)
Purchases of intangible assets	(37)	(235)	(41)
Free cash flow, a non-GAAP measure	$26,829	$(690)	$50,377
Net campus investment	5,217	3,391	908
Adjusted free cash flow, a non-GAAP measure	$32,046	$2,701	$51,285

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 MAR 2022	31 DEC 2021
	(Unaudited)
Cash and cash equivalents	$386,367	$356,332
Short-term investments	20,024	14,510
Long-term investments	17,731	31,232
Total cash and cash equivalents and investments, net	$424,122	$402,074